Filed Pursuant to Rule 424(b)(5)
 Registration Number 333-249268

Prospectus supplement
(To prospectus dated October 9, 2020)

1,300,000 Shares of Common Stock
Warrants to Purchase up to 6,250,000 Shares of Common Stock
Pre-Funded Warrants to purchase up to 1,825,000 Shares of Common Stock
Placement Agent Warrants to Purchase up to 187,500 Shares of Common Stock
(and shares of Common Stock underlying the Warrants, Pre-Funded Warrants and Placement Agent Warrants)

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 1,300,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase up to an aggregate of 6,250,000 shares of Common Stock (the “Warrants”) at a combined public offering price of $1.60 per share of Common Stock and accompanying Warrants.

We are also offering to a purchaser whose purchase of Common Stock in this offering would otherwise result in such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, 1,825,000 pre-funded warrants in lieu of shares of our Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering (the “Pre-Funded Warrants”). The purchase price for each Pre-Funded Warrant and accompanying Warrants will equal the per share public offering price for the Common Stock and accompanying Warrants in this offering less the $0.0001 per share exercise price of each such Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable upon issuance and will not expire until exercised in full. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants.

Each share of our Common Stock, or Pre-Funded Warrant in lieu thereof, is being sold together with a Warrant to purchase two shares of our Common Stock. Each Warrant will have an exercise price per of $1.35 per share and will be immediately exercisable. The Warrants will expire three and one-half-years after the original issuance date. The shares of our Common Stock and Warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Warrants.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NMTR”. The last reported sale price of our Common Stock on March 13, 2023 was $1.58 per share. None of the Warrants or Pre-Funded Warrants are listed on a national securities exchange. We do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants may be limited.

Neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged H.C. Wainwright & Co., LLC (the “placement agent”) to act as our sole placement agent in connection with this offering. The placement agent has agreed to use their reasonable best efforts to place the securities offered by this prospectus supplement. We have agreed to pay the placement agent the fees set forth in the table below. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. The placement agent is not purchasing or selling any of the securities offered pursuant to this prospectus supplement. The securities will be sold directly to the purchaser pursuant to the securities purchase agreement. See “Plan of Distribution” in this prospectus supplement for more information.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Combined Offering Price	$1.600	$1.5999	$4,999,817.50
Placement agent fees(1)	$0.112	$0.1120	$350,000.00
Proceeds to us (before expenses)(2)	$1.488	$1.4879	$4,649,817.50

(1) We have agreed to pay the placement agent a cash fee equal to (i) 7.0% of the gross proceeds raised in this offering and (ii) a management fee equal to 1.0% of the aggregate gross proceeds raised in this offering. We also have agreed to reimburse the placement agent for certain of its offering-related expenses. In addition, we have agreed to issue the placement agent or its designees warrants to purchase up to 187,500 shares of Common Stock at an exercise price of $2.00 per share. We refer to these warrants in this prospectus supplement as the “Placement Agent Warrants.” The Placement Agent Warrants and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are being registered hereby. See “Plan of Distribution” for a complete description of the compensation to be received by the placement agent.
(2) The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants, Pre-Funded Warrants or Placement Agent Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 11 of the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and accompanying prospectus, to read about factors you should consider before investing in our securities.
We anticipate that delivery of the shares of Common Stock and Pre-Funded Warrants, as applicable, and accompanying Warrants against payment therefore will be made on or about March 15, 2023, subject to satisfaction of customary closing conditions.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.
Prospectus supplement dated March 13, 2023

TABLE OF CONTENTS
Prospectus Supplement                                     Page Number

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

On October 2, 2020, we filed a Registration Statement on Form S-3 (File No. 333-249268) with the United States Securities and Exchange Commission (the “SEC”) using a shelf registration process. The Registration Statement was declared effective by the SEC on October 9, 2020.

This prospectus supplement describes the specific terms of an offering of our securities and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus provides more general information. If the information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference herein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This means that important information is contained in other documents that are considered to be a part of this prospectus supplement. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus supplement and the accompanying prospectus together with the additional information that is incorporated or deemed incorporated by reference in this prospectus supplement as described under the heading “Incorporation of Documents by Reference” in this prospectus supplement before making an investment in our securities. This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus supplement is a part. The Registration Statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus supplement, can be read on the SEC website mentioned under the heading “Where You Can Find Additional Information.”

Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made using this prospectus supplement or the accompanying prospectus implies that there has been no change in our affairs or that the information in or incorporated by reference in this prospectus supplement or in the accompanying prospectus is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus supplement or the accompanying prospectus, or any future prospectus supplement or free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us. Neither we nor the placement agent have authorized anyone to give you different information, and if you are given any information that is not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by us, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless the context indicates otherwise, references in this prospectus supplement to “9 Meters”, “Company”, “we”, “us” and “our” refer to 9 Meters Biopharma, Inc. and its subsidiaries.

This prospectus supplement contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to or incorporated by reference in this prospectus supplement or the accompanying prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, such other company.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, or incorporated by reference into this prospectus supplement and the accompanying prospectus. It might not contain all the information that is important to you. You should carefully read the entire prospectus supplement, the accompanying prospectus, any applicable additional prospectus supplement or free writing prospectus we file with the SEC and the information incorporated herein and therein by reference, including the financial statements. If you invest in our securities, you are assuming a high degree of risk. See the “Risk Factors” section of this prospectus supplement beginning on page S-11, the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent filings with the SEC.

Overview
    9 Meters is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, gastrointestinal conditions (“GI”) with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. We are developing vurolenatide, a proprietary long-acting glucagon-like-peptide-1 (“GLP-1”) for short bowel syndrome (“SBS”) in Phase 3 and a robust set of early-stage candidates for undisclosed rare diseases and/or unmet needs. Our current product development pipeline is described in the table below:

Vurolenatide for the Treatment of Short Bowel Syndrome

Vurolenatide is a long-acting injectable GLP-1 agonist being developed for SBS, a debilitating orphan disease with an underserved market. It affects up to 20,000 adults in the U.S., with similar prevalence in Europe. SBS results from massive and/or multiple resections of the small intestine due to trauma, Crohn’s disease, mesenteric vascular events, malignancy, or complications from abdominal surgery. Patients with SBS cannot absorb enough water, vitamins, protein, fat, calories and other nutrients from food. It is a severe disease with life-changing consequences, such as impaired intestinal absorption, debilitating diarrhea and metabolic complications. A portion of patients have life-long dependency on Parenteral Support (“PS”) to survive with risk of life-threatening infections and extra-organ impairment. Vurolenatide links exenatide, a GLP-1 analogue, to a long-acting linker technology and is designed specifically to address the gastric effects in SBS patients by slowing digestive transit time. The asset uses proprietary XTEN® technology to extend the half-life of exenatide, potentially allowing for every other week dosing, which could increase convenience for patients and caregivers. Vurolenatide is patent-protected and has received orphan drug designation by the U.S. Food and Drug Administration (“FDA”). The FDA Office of Orphan Products Development grants orphan designation to advance the evaluation of safe and effective drugs and biologics to treat, prevent or diagnose rare diseases affecting fewer than 200,000 people in the U.S. Under the Orphan Drug Act, orphan designation qualifies drug sponsors for development incentives conferred by the FDA, including tax credits for qualified clinical testing.

We announced top-line results from our Phase 1b/2a clinical trial for vurolenatide in SBS in the fourth quarter of 2020. The study met its primary objective as vurolenatide demonstrated excellent safety and tolerability. In addition, vurolenatide demonstrated a clinically relevant improvement in total stool output (“TSO”) volume within 48 hours of first dose. The Phase 1b/2a clinical trial was an open-label, two-dose study evaluating the safety and tolerability of three escalating fixed doses of vurolenatide (50 mg, 100 mg, 150 mg) in nine adults with SBS for 56 days. The trial was conducted at Cedars-Sinai Medical Center. Patients in each of the three cohorts received two subcutaneous doses two weeks apart with six weeks of subsequent follow-up. The study assessed the safety and tolerability of repeated doses on Days 1 and 15 at each dose level. Because reduced TSO volume and bowel movement frequency are correlated with improved intestinal absorption and potentially less need for intravenous supplementation for nutrition and hydration, these were key secondary objectives in the trial. The primary purpose of this open-label Phase 1b/2a trial was to assess the compound’s safety and potential efficacy to inform future development.

Vurolenatide was generally safe and well tolerated: 17 treatment-emergent adverse events (“TEAEs”) were observed in the nine patients, 15 of which were mild, transient and self-limited without further intervention. The majority of TEAEs were GI-related (nausea and vomiting).

Importantly, eight of the nine patients experienced meaningful declines in TSO following each dose, relative to a baseline output. The rapid onset of clinical improvements in stool volumes, as observed in all nine patients having substantial reductions in stool output within 48 hours of the first dose, shows the potential for vurolenatide to address the primary problem of chronic malabsorptive diarrhea in SBS patients. Additionally, four of seven patients showed reductions in bowel movement frequency after one dose and five of six evaluable patients showed reductions in bowel movement frequency after the second dose. Furthermore, of the five patients on PS in the trial, two patients showed reduction in PS after each dose. Results of the short-form health survey quality of life instrument demonstrated directional improvement in multiple elements of health status over the course of the trial. The short-form health survey, or SF-36, relies upon patient self-reporting and are now widely utilized by managed care organizations and by Medicare for routine monitoring and assessment of care outcomes in adult patients.

We launched a Phase 2 trial, called VIBRANT (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT), in the second quarter of 2021. VIBRANT was a multi-center, double-blind, placebo-controlled, parallel-group study evaluating the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS using TSO as the primary efficacy outcome measure. The trial included four parallel treatment arms: vurolenatide 50 mg every two weeks (“Q2W”), vurolenatide 50 mg every week (“QW”), vurolenatide 100 mg Q2W, and placebo. The primary efficacy endpoint for the study was change from baseline in mean 24-hour TSO volume over the six-week post-randomization observation period. The FDA provided global anchor questions and specific guidance for performance of exit interviews to support clinical meaningfulness of observed efficacy. The Phase 2 data was intended to inform the design of the Phase 3 clinical study.

On September 26, 2022, we announced positive results of the Phase 2 VIBRANT study of vurolenatide and the outcome from our End-of-Phase 2 (“EOP2”) meeting with the FDA. The randomization block of the first 11 patients across the four arms resulted in three patients in each vurolenatide arm and two patients in the placebo arm. In the vurolenatide 50 mg Q2W treatment arm, the mean 24-hour TSO volume was a 30% decrease versus an increase of 32% in the placebo arm, for a relative reduction compared to placebo of 62%. This group showed a rapid (at one week) and sustained TSO reduction over the six-week post-randomization period. Importantly, TSO reduction from baseline was observed in 16 of the 18 weeks of the observation period in the vurolenatide 50 mg Q2W treatment group. These results, coupled with the most favorable adverse event and optimal pharmacokinetic profile, contributed to our decision to move this dose regimen forward into a pivotal clinical development program.

In patients treated with vurolenatide 50 mg QW, there was a mean TSO decrease of 8%, for a relative reduction compared to placebo of 40%. In patients treated with vurolenatide 100 mg Q2W, there was mean a TSO increase of 16%, for a relative reduction compared to placebo of 16%. Notably, the pharmacokinetic profile from both these arms showed evidence of drug accumulation resulting in a suboptimal pharmacokinetic profile.

The study allowed the inclusion of SBS patients both requiring and not requiring PS. Five of the 11 patients in the study were receiving PS prior to entering the study and all five were randomly assigned to treatment with vurolenatide. Change from baseline in PS volume, an important secondary endpoint, was also evaluated over the six-week observation period. There was a mean decrease of 17% in the PS volume of these five patients by week two which was sustained throughout the six-week observation period. Of the five patients, two remained stable and three demonstrated a mean decrease in PS volume of 28%.

Among the 12 patients in the safety population, vurolenatide was generally well tolerated with mild to moderate and transient side effects, the most common of which were nausea and vomiting. One patient terminated early in the vurolenatide 100 mg Q2W arm due to nausea and vomiting. Importantly, there were no serious adverse events related to vurolenatide. Two serious adverse events were reported but deemed to be unrelated to study drug. Both were central catheter infections, which are common in patients with a central line.

In November 2022 , we announced the design of our Phase 3 clinical trial of vurolenatide for adults with SBS. The study design follows our successful EOP2 meeting and incorporates input received from the FDA, which was updated in March 2023 based on clarifying comments from the FDA in regards to certain aspects of the design. The Phase 3 study, called VIBRANT 2, is a randomized, double-blind, placebo-controlled, multicenter study evaluating the efficacy, safety, and tolerability of vurolenatide 50 mg Q2W administered subcutaneously for 24 weeks in adults with SBS. This international clinical study is designed to enroll approximately 120 patients with SBS and will be conducted in up to 50 clinical investigative sites in North America and Europe. The study population will include both SBS patients who meet the current PS dependence definition (PS required three or more times per week) and SBS patients who do not meet this PS requirement threshold (PS required fewer than three times per week).

Patients with SBS suffer from severe malabsorption due to the lack of sufficient intestinal surface which results directly in severe and often debilitating fluid and nutritional losses in the form of chronic, recurrent diarrhea. This study will not only assess the degree to which vurolenatide can reduce weekly PS volume requirements, but it will also, for the first time in a large ambulatory study, assess the impact of vurolenatide on malabsorptive diarrhea as measured directly by TSO volume.

To maximize the potential for vurolenatide to provide clinical benefit to the entire SBS population regardless of PS requirement, VIBRANT 2 incorporates two primary efficacy endpoints: 1) absolute change from baseline in weekly PS volume which was the established primary efficacy outcome measure to support the approval of the GLP-2 agonist Gattex® (teduglutide) for treatment of SBS patients with a PS dependence; and 2) absolute change from baseline in mean TSO volume, which assesses TSO volume over the entire treatment period and incorporates specific FDA recommendations around the inclusion of nutrition and hydration parameters to help establish the clinical relevance of this novel endpoint.

Reduction in PS and TSO are both important clinical signs indicative of patients' ability to absorb nutrients and fluids. It is planned that success on either primary efficacy endpoint can be the basis for a potential future New Drug Application submission for vurolenatide. In addition, an interim analysis is planned when 50% of patients reach week 24.

All patients who complete the VIBRANT 2 double-blind treatment period will be eligible to enter an open-label extension study with the objective of assessing the long-term safety of vurolenatide for up to 12 months.

U.S. Institutional Review Board approval has been secured, and several key features have been incorporated that we believe will optimize the ability to enroll the study, including utilizing a clinical research organization with specific experience executing late-stage clinical studies in SBS; securing up to 50 clinical study sites globally; and giving investigators the ability to enroll all SBS patients, regardless of PS status.

NM-136 Humanized Monoclonal Antibody

On July 19, 2021, we entered into and closed an asset purchase agreement with Lobesity LLC, pursuant to which we acquired global development rights to a proprietary and highly specific humanized monoclonal antibody, now known as NM-136, that targets glucose-dependent insulinotropic polypeptide (“GIP”), as well as the related intellectual property. GIP is a hormone found in the upper small intestine that is released into circulation after food is ingested, and when found in high concentrations, can contribute to obesity and obesity-related disorders. NM-136 has been shown to prevent GIP from binding to its receptor, which in preclinical obesity models has been shown to significantly decrease weight and abdominal fat by reducing nutrient absorption from the intestine as well as nutrient storage without affecting appetite. We have completed antibody profiling and have manufactured pilot batches in support of IND-enabling studies. We plan to hold a pre-IND meeting with the FDA and subsequently file an IND in 2023.

NM-102 Tight Junction Microbiome Modulator

NM-102, a small molecule peptide, is being developed as a potential microbiome modulator and undergoing an indication selection process. NM-102 is a long-acting, degradation-resistant peptide, believed to be gut-restricted, and presumed to prevent gut microbial metabolites and antigens from trafficking into systemic circulation. We are continuing our collaboration with Gustave Roussy, a leading cancer center in Villejuif, France, using NM-102. This collaboration adds to an initial 14-month preclinical research project, which focused on the relationship between intestinal microbiome composition and systemic responses to cancer treatments such as chemotherapy and immune checkpoint inhibitors (“ICIs”). These studies showed that NM-102 was effective both when alone and when combined with ICIs in a transgenic mouse model of spontaneous aggressive skin melanoma. Furthermore, the combination of NM-102 with ICIs improved survival compared to ICIs alone. Under the terms of the continuing collaboration, Gustave Roussy is investigating how tumors in preclinical models may affect intestinal integrity and in turn compromise the fitness of the host’s immune system and its capacity to respond to ICIs. Deciphering the mechanism of NM-102 and its effects on intervening on the epithelial layer of the GI tract, as well as its potential translation to ICI efficacy in preclinical cancer in vivo models is currently ongoing.

NM-003 Long-Acting GLP-2

NM-003 is a proprietary long-acting glucagon-like-peptide (“GLP-2”) receptor agonist with improved serum half-life compared with short-acting versions. On December 9, 2020, we announced that the FDA has granted orphan drug designation to NM-003 for prevention of acute graft versus host disease. NM-003, utilizes proprietary XTEN technology to extend circulating half-life. NM-003 is currently undergoing a preclinical proof-of-concept study. Based on the results of this study, we intend to progress NM-003 through a clinical and regulatory pathway in an undisclosed orphan and rare GI indication.

Larazotide

In August 2021, we announced a collaboration with the European Biomedical Research Institute of Salerno, Italy (“EBRIS”) to study larazotide for the treatment of MIS-C. MIS-C is a rare and serious complication of COVID-19 with symptoms that resemble those of Kawasaki disease, potentially including persistent fever, gastrointestinal symptoms, myocardial dysfunction, and cardiogenic shock with ventricular dysfunction in the setting of multisystem inflammation. MIS-C occurs when SARS-CoV-2 superantigens move through the tight junctions between the gut epithelial cells into the bloodstream, leading to the hyperinflammatory immune response. We believe that larazotide’s mechanism of action as a tight junction regulator may prevent SARS-CoV-2 superantigens from entering the bloodstream. Following receipt of a Study May Proceed letter from the FDA under an Investigator Investigational New Drug (“IND”) application, EBRIS initiated a Phase 2a study in MIS-C in the fourth quarter of 2021 to evaluate the use of larazotide in a group of children through a randomized placebo-controlled trial at Mass General Hospital for Children, led by pediatric pulmonologist Lael Yonker, M.D. and Johns Hopkins Hospital. Under the terms of the collaboration agreement, we will supply larazotide for the purposes of the clinical study and EBRIS is responsible for conducting the Phase 2a trial inclusive of all associated clinical costs.

Recent Developments

FDA Correspondence

On March 13, 2023, we announced receipt of additional clarifying comments from the FDA on the protocol for our Phase 3 double-blind, placebo-controlled study of vurolenatide for adult patients with SBS. The comments from the FDA provide additional clarification and direction on specific elements of the study protocol and design. Based on the comments received from the FDA, we will align with the recommendations provided including the use of a continuous variable endpoint and a 24-week study duration for both subgroups of patients in the trial. We plan to enroll approximately 120 patients in the Phase 3 trial of vurolenatide and we still plan to conduct an interim analysis when 50% of patients reach 24 weeks.

2022 Convertible Note

On June 30, 2022, we entered into a securities purchase agreement (the “Purchase Agreement”) for the purchase of senior secured convertible notes with an institutional investor (the “Holder”). The principal amount of the initial note issued on July 15, 2022 and maturing July 1, 2025, was $22.1 million (together with all amendments thereto, the “2022 Convertible Note”), with an option for us to issue subsequent convertible notes to the Holder with principal amounts of up to an aggregate of $70 million, subject to certain limitations. The 2022 Convertible Note bears interest equal to the three-month benchmark rate plus 5% (with a floor of 6% and 18% upon default). The 2022 Convertible Note ranks senior to all of our outstanding and future indebtedness. The 2022 Convertible Note also contains customary affirmative and negative covenants, including limitations on incurring additional indebtedness, the creation of additional liens on our assets, and entering into investments, as well as a subsequent financing requirement to raise at least $25 million by March 31, 2023, and a minimum liquidity requirement.

In November 2022, we amended and restated the 2022 Convertible Note (the “Amendment and Restatement”) to, among other things, reduce the minimum liquidity requirement from 110% of the outstanding principal amount to 80% of the outstanding principal amount. In accordance with the Amendment and Restatement, between November 2022 and June 2023, we will make a monthly amortization payment of $1.68 million, subject to certain increases, to be paid in shares of Common Stock (unless we elect to pay in cash), subject to certain conditions, including the Equity Conditions (as defined in the 2022 Convertible Note). Such amortization payment may be optionally decreased by us, or if agreed to in writing by the Holder and the Company, increased. On the first day of each month on or after July 1, 2023, we will make an amortization payment equal to $882,000 in cash (unless we elect to pay in shares of Common Stock, subject to certain conditions, including the Equity Conditions). Such amortization payment may be optionally increased by us, if agreed to in writing by the Holder and the Company. The Amendment and Restatement also amended the definitions of the Conversion Floor Price, Subsequent Financing, Subsequent Financing Requirement and Required Reserve Amount. The Amendment and Restatement represents the same indebtedness represented by the original 2022 Convertible Note.

On January 12, 2023, we agreed with the Holder to further amend the 2022 Convertible Note (the “Amendment”) in order to reduce the outstanding principal amount to approximately $4.95 million in exchange for $16.8 million of restricted cash. In connection with the reduction of the outstanding principal amount, the Amendment also reduces the minimum liquidity requirement to not less than $500,000. Additionally, the Amendment amends the definition of Conversion Floor Price and removes the definitions of Subsequent Financing and Subsequent Financing Requirement (each as defined in the Amendment), and all references thereto, relieving us of the requirement to raise $25 million by March 31, 2023.

The 2022 Convertible Note is optionally convertible by us or the Holder, subject to certain limitations. The Holder can elect to convert at the Holder’s conversion rate of $7.06, subject to certain adjustments. If there is an event of default under the 2022 Convertible Note, the Holder may accelerate our obligations and redeem the 2022 Convertible Note at a premium which ranges from 5% to 15% depending on the type of default (as defined in the 2022 Convertible Note).

There have been no events of default under the 2022 Convertible Note as of the date of this prospectus supplement. As of March 13, 2023, 55,719 shares of Common Stock have been issued pursuant to the 2022 Convertible Note.

Corporate Information

We were incorporated under the laws of Delaware under the name Monster Digital, Inc. in November 2010 as a private company. We completed our initial public offering in July 2016. In January 2018, we acquired Innovate Biopharmaceuticals Inc. (Private Innovate) through its merger with a wholly-owned subsidiary of ours, with Private Innovate surviving as our wholly-owned subsidiary. As part of that transaction, Monster Digital, Inc. changed its name to Innovate Biopharmaceuticals, Inc. At that time, we also changed the focus of our business to pharmaceutical research and development. In April 2020, we acquired RDD Pharma, Ltd., or RDD, through its merger with a wholly-owned subsidiary of ours, with RDD surviving as our wholly-owned subsidiary. As part of that transaction, we changed our name from Innovate Biopharmaceuticals, Inc. to 9 Meters Biopharma, Inc. In May 2020, we acquired Naia Rare Diseases, Inc. through its merger with a wholly-owned subsidiary of ours.

Our principal executive offices are located at 4509 Creedmoor Road, Suite 201, Raleigh, North Carolina 27612 and our telephone number is (919) 275-1933. Our corporate website address is www.9meters.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not incorporated into this prospectus supplement and our reference to the URL for our website is intended to be an inactive textual reference only.

On October 17, 2022, we effected a 1-for-20 reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans have been adjusted proportionately to reflect the Reverse Stock Split. Unless we specifically state otherwise, the information in this prospectus supplement assumes the 1-for-20 Reverse Stock Split.

THE OFFERING
Common stock offered by us	1,300,000 shares of Common Stock.
Pre-Funded Warrants offered by us	We are also offering to a purchaser whose purchase of Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, in lieu of purchasing Common Stock, pre-funded warrants to purchase up to an aggregate of 1,825,000 shares of Common Stock. The purchase price of each Pre-Funded Warrant and the accompanying Warrant will equal the price at which the Common Stock and the accompanying Warrant are being sold in this offering minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share of Common Stock. Each Pre-Funded Warrant will be exercisable immediately upon issuance and will not expire until exercised in full. This prospectus supplement also relates to the offering of the shares of Common Stock issuable upon exercise of such Pre-Funded Warrants. See “Description of the Securities We Are Offering – Pre-Funded Warrants” for a discussion on the terms of the Pre-Funded Warrants.
Warrants offered by us	Each share of our Common Stock, or Pre-Funded Warrant in lieu thereof, is being sold together with a Warrant to purchase two shares of our Common Stock. Each Warrant will have an exercise price of $1.35 per share and will be immediately exercisable. Each Warrant will expire three and one-half years after the original issuance date. This prospectus supplement also relates to the offering of the shares of Common Stock issuable upon exercise of such Warrants.
Placement Agent Warrants	We will also issue Placement Agent Warrants to purchase up to 187,500 shares of Common Stock to the placement agent (or its designees) as part of the compensation payable to the placement agent in connection with this offering. The Placement Agent Warrants will be in substantially similar form to the Warrants, except have an exercise price of $2.00 per share. This prospectus supplement also relates to the offering of the shares of Common Stock issuable upon exercise of such Placement Agent Warrants. Please refer to “Plan of Distribution” for additional information with respect to the Placement Agent Warrants.
Offering price	$1.60 per share of Common Stock and accompanying Warrant, or $1.5999 per Pre-Funded Warrant and accompanying Warrant, as applicable.
Common Stock to be outstanding immediately after this offering(1)	16,161,356 shares (including the shares of Common Stock underlying the Pre-Funded Warrants, but assuming none of the accompanying Warrants or the Placement Agent Warrants are exercised).

Use of proceeds
We estimate the net proceeds from this offering to be approximately $4.4   million, after deducting commissions and estimated offering expense payable by us. We intend to use the net proceeds of this offering, together with other available funds, to support the clinical development of vurolenatide for the treatment of short bowel syndrome, and to fund the development of our other pipeline programs, as well as for working capital and general corporate purposes. See the section of this prospectus supplement titled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors
See “Risk Factors” beginning on page 11 of this prospectus supplement and on page 11 of the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and accompanying prospectus, to read about factors you should consider before investing in our securities.

Nasdaq Capital Market symbol	“NMTR”.

(1) The number of shares of Common Stock outstanding is based on an aggregate of 13,036,356 shares outstanding as of December 31, 2022, and excludes:
•179,630 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $29.88 per share under the Innovate 2015 Stock Incentive Plan (the “2015 Plan”);

•1,192,233 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $20.22 per share under the 2012 Omnibus Incentive Plan (the “Omnibus Plan”);

•36,880 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $5.27 per share under the 2022 Stock Incentive Plan (the “2022 Plan”);

•565,120 shares of Common Stock reserved for future issuance under the 2022 Plan;

•49,295 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $12.60 per share, under the option grant agreements granted to RDD employees and assumed by us in accordance with their terms, pursuant to the Agreement and Plan of Merger with RDD, dated as of October 6, 2019, as amended on December 17, 2019;
•1,152,204 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average price of $12.05 per share; and
•7,231,143 shares of Common Stock reserved for issuance upon conversion of the 2022 Convertible Note.

Unless otherwise indicated, all information in this prospectus supplement reflects or assumes no exercises of any outstanding stock options or warrants or conversion of the 2022 Convertible Note after December 31, 2022, and assumes no exercise of any Warrants or Placement Agent Warrants to be issued in connection with the offering.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties, as well as other information, in this prospectus supplement and the accompanying prospectus, including the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 which is incorporated herein by reference, in each case as these risk factors are amended or supplemented by our Current Reports on Form 8-K or Quarterly Reports on Form 10-Q, and as updated by any other document that we subsequently file with the SEC and that is incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. The risks set forth in this prospectus supplement and incorporated herein by reference are those which we believe are the material risks that we face. These risks are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our Common Stock could decline, and you could lose part or all of your investment.
Risks Related to This Offering

Purchasers of securities in this offering will experience immediate and substantial dilution in the book value of their investment. You may experience further dilution upon exercise of options and warrants.

The effective offering price per share of Common Stock in this offering is substantially higher than the net tangible book value per share of our Common Stock before giving effect to this offering. Accordingly, if you purchase Common Stock or shares of Common Stock underlying Pre-Funded Warrants in this offering, you will incur immediate substantial dilution of approximately $0.49 per share, representing the difference between the effective offering price per share of Common Stock and our as adjusted net tangible book value as of September 30, 2022, as retrospectively restated for our Reverse Stock Split. Further, if the accompanying Warrants, Placement Agent Warrants, outstanding options or warrants are exercised or our 2022 Convertible Note is converted, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled “Dilution.”

Our auditor has expressed substantial doubt about our ability to continue as a going concern.

The audit report on our financial statements for the years ended December 31, 2021 and 2020 included an explanatory paragraph related to recurring losses from operations and our dependence on additional financing to continue as a going concern. We have incurred net losses for the years ended December 31, 2021 and 2020 and had an accumulated deficit of $200.7 million as of September 30, 2022. In view of these matters, our ability to continue as a going concern is dependent upon our ability to raise additional debt or equity financing or enter into strategic partnerships. We intend to continue to finance our operations through debt or equity financings or strategic partnerships. The failure to obtain sufficient financing or strategic partnerships on a timely basis and on acceptable terms, if at all, could adversely affect our ability to achieve our business objectives and continue as a going concern.

We will require substantial additional funding to further develop our product candidates, including to complete the vurolenatide Phase 3 trial. Failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our clinical trials, product development efforts and business operations.

Developing biopharmaceutical products, including conducting preclinical studies and clinical trials and establishing manufacturing and sales and marketing capabilities, is expensive. We expect our research and development expenses to increase in connection with our ongoing activities. In addition, our expenses could increase beyond expectations if applicable regulatory authorities, including the FDA, require that we perform additional studies to those that we currently anticipate, in which case the timing of any potential product approval may be delayed.

As of September 30, 2022, we had unrestricted cash and cash equivalents of approximately $15.9 million and restricted cash of $2.5 million. We will need substantial additional capital in order to develop our product candidates, including to complete a Phase 3 trial, and complete the regulatory approval process and commercialization of vurolenatide or any future product candidates. As a result, we continue to evaluate pursuing additional public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding may not be available on favorable terms, if at all.

In addition, to the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or to grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;
•	the number of investigator sites and patients who participate, the rate of enrollment and the potential impact on the expected timelines for each of our clinical programs;
•	the costs and timing of regulatory approval;
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the effect of competing technological and market developments;
•	the terms and timing of any collaboration, licensing or other arrangements that we may establish;
•	the cost and timing of completion of clinical and commercial-scale manufacturing activities; and
•	the costs of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

In the event we are unable to obtain additional capital as needed, we may further delay, limit, reduce or terminate our current development efforts and business operations.

We have broad discretion in the use of our cash and cash equivalents, including any net proceeds we receive in this offering, and might not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including any net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our Common Stock, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of our product candidates. Pending their use to fund our operations, we may invest our cash and cash equivalents, including any net proceeds from this offering, in a manner that does not produce income or that loses value.

There is no public market for any of the Warrants or Pre-Funded Warrants offered in this offering.

There is no established public trading market for the Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants and Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

All of the warrants offered in this offering are speculative in nature.

Following this offering, the market value of the Warrants and Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants or Pre-Funded Warrants will equal or exceed their effective offering price. Each Warrant will expire three and one-half years after the original issuance date. In the event our Common Stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants might not have any value.

Holders of the Warrants and Pre-Funded Warrants offered hereby will not have rights of holders of our shares of Common Stock until such warrants are exercised, except as provided in the Warrants and the Pre-Funded Warrants.

The Warrants and Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, except as provided in the Warrants and the Pre-Funded Warrants, but rather represent the right to acquire shares of our Common Stock at a fixed price. Until the holders of Warrants or Pre-Funded Warrants acquire shares of our Common Stock upon exercise, they will have no rights with respect to our shares of Common Stock underlying such Warrants and Pre-Funded Warrants.

Because we do not intend to declare cash dividends on our shares of Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering for the foreseeable future.

If we fail to meet the requirements for continued listing on the Nasdaq Capital Market, our Common Stock could be delisted from trading, which would decrease the liquidity of our Common Stock and our ability to raise additional capital.

Our Common Stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we must satisfy minimum financial and other requirements, including Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of our Common Stock to be at least $1.00 (the “Bid Price Rule”). For example, on February 8, 2022, the staff of Nasdaq Stock Market LLC (the “Staff”) notified us that for the prior 30 consecutive business days, we had not met the requirements of the Bid Price Rule and we had a period of 180 calendar days, or until August 8, 2022, to regain compliance with the Bid Price Rule. On August 9, 2022, we were notified that the Staff had granted our request for an extension through February 6, 2023. Following our Reverse Stock Split, on November 1, 2022, we received a letter from the Staff informing us that we had regained compliance with the Minimum Bid Price Requirement and the matter was closed. While we intend to engage in efforts to maintain compliance, and thus maintain our listing, there can be no assurance that we will continue to meet all applicable Nasdaq Capital Market requirements in the future.

If our Common Stock were removed from listing with The Nasdaq Capital Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange, which is the exception on which we currently rely. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our Common Stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock on the secondary market.

If our Common Stock is delisted and there is no longer an active trading market for our shares, it may, among other things:

•cause you difficulty in selling your shares without depressing the market price for the shares or selling your shares at all;
•substantially impair our ability to raise additional funds;
•result in a loss of institutional investor interest and fewer financing opportunities for us; and/or
•result in potential breaches of representations or covenants of agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.
A delisting would also reduce the value of our equity compensation plans, which could negatively impact our ability to retain key employees.

The market price of our Common Stock has been and will likely in the future be volatile.

The stock market in general and the market for pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. For example, as adjusted for the Reverse Stock Split, since our stock began trading under the symbol “INNT”, and later under “NMTR”, on February 1, 2018 through March 13, 2023, the price thereof has ranged from a low of $1.00 per share to a high of $1,010.00 per share. The market price of our Common Stock may be highly volatile and could continue to be subject to wide fluctuations in response to various factors. These factors have included or may include the following, some of which are beyond our control:

•announcements of regulatory approval or disapproval of, or changes to or delays in, clinical trials for our product candidates;
•commercialization of our product candidates;
•our liquidity position and ability to raise additional capital;
•introductions and announcements of new products by us, any commercialization partners or our competitors and the timing of these introductions and announcements;
•announcements by us or our competitors of significant acquisitions, licenses, strategic partnerships, joint ventures, capital commitments or other transactions;
•market conditions in the pharmaceutical and biopharmaceutical sectors and issuance of securities analysts’ reports or recommendations;
•general economic, industry and market conditions, including concerns over inflation, energy costs, geopolitical issues;
•regulatory or legal developments in the United States and foreign countries;
•FDA or other U.S. or foreign regulatory actions affecting us or our industry;
•variations in our financial results or those of companies that are perceived to be similar to us;
•changes in the structure of healthcare payment systems;
•actual or anticipated quarterly variations in our results of operations or those of our competitors;
•changes in financial estimates or guidance, including our ability to meet our future revenue and operating profit or loss estimates or guidance;
•sales of substantial amounts of our stock by insiders and other stockholders, or the expectation that such sales might occur;
•additions or departures of key personnel;
•intellectual property, product liability or other litigation against us;
•expiration or termination of our potential relationships with strategic partners;
•catastrophic weather and/or global disease pandemics, such as the COVID-19 pandemic; and
•the other factors described in this “Risk Factors” section.
Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. In addition, price volatility may increase if the trading volume of our Common Stock remains limited or declines.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain a number of “forward-looking statements”. Specifically, all statements other than statements of historical fact included in this prospectus supplement and the accompanying prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information available to management at that time. When used in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, the words “anticipate”, “believe”, “estimate”, “expect”, “may”, “might”, “plan”, “will”, “continue” and “intend”, and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our view, as of the date of this prospectus supplement, with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Exchange Act could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:
•our need to raise additional money to fund our operations for the next twelve months to continue as a going concern and our need to raise additional capital to advance our product candidates and preclinical programs;
•our ability to develop and implement our planned product development, commercialization, marketing and manufacturing capabilities and strategies for our product candidates, including in light of our recent and ongoing FDA communications;
•our reliance on our lead product candidate;
•our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash on hand and proceeds from our financings;
•risks related to our clinical trials including, but not limited to, the costs, design, initiation and enrollment, timing, progress and results of such trials;
•fluctuations in our financial results and stock price, particularly given market conditions;
•our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;
•our ability to continue to meet the requirements for continued listing on the Nasdaq Capital Market;
•our limited operating history;
•our reliance on research and development partners;
•the timing of, and our ability to obtain and maintain regulatory approvals for our product candidates;
•the potential advantages of our product candidates;
•the rate and degree of market acceptance and clinical utility of our product candidates;
•our intellectual property position;
•our ability to attract, integrate and retain key personnel;
•litigation related to our status as a public company, including securities related litigation, breach of fiduciary duty claims or claims regarding alleged internal control failures;

•the impact of government laws and regulations;
•our competitive position;
•developments relating to our competitors and our industry;
•the impact of COVID-19 or other national or global health threats or emergencies on our operations, enrollment in and timing of clinical trials;
•our ability to maintain and establish collaborations or obtain additional funding;
•general or regional economic conditions, including inflation and market volatility;
•risks related to cybersecurity and data privacy;
•changes in U.S. generally accepted accounting principles, or GAAP;
•changes in the legal, regulatory and legislative environments in the markets in which we operate, including impacts of United States government shut-downs on our ability to raise money and obtain regulatory approval for our products; and
•our expectations related to the use of proceeds from this offering.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying supplement and the documents incorporated by reference herein and therein might not occur.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $4.4 million, after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants.

We intend to use the net proceeds of this offering, together with other available funds, to support the clinical development of vurolenatide for the treatment of short bowel syndrome, to fund the development of our other pipeline programs, as well as for working capital and general corporate purposes.

The expected net proceeds of this offering will not be sufficient for us to fund commercialization of any of our product candidates (including marketing and sales). Therefore, we will need substantial additional capital to complete the commercialization of our product candidates, as well as to establish our own or contract with third parties for manufacturing, sales and marketing capabilities.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials, registration activities and other development and commercialization efforts for our product candidates, as well as the amount of cash used in our operations. Although we have no present intention or commitment to do so, we may use a portion of the net proceeds for the acquisition of, or investment in, technologies, intellectual property or businesses that complement our business.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this or the actual amounts that we will spend on the uses set forth above. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will retain broad discretion over the allocation of the net proceeds of this offering. Pending the uses described above, we plan to invest the net proceeds from this offering in corporate savings accounts with top tier commercial banks, short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and limited in accordance with the terms of our 2022 Convertible Note and the restrictive covenants of any future debt financings we might enter into.

SELECTED FINANCIAL DATA

On October 17, 2022, we effected a 1-for-20 Reverse Stock Split. As a result of the Reverse Stock Split, every 20 outstanding shares of Common Stock before the Reverse Stock Split represents one share of Common Stock after the Reverse Stock Split. On a pre-split basis, we had 258,235,418 and 204,629,064 shares of Common Stock issued and outstanding as of December 31, 2021 and 2020, respectively. On a post-split basis, we had 12,911,771 and 10,231,454 shares of Common Stock issued and outstanding as of December 31, 2021 and 2020, respectively.

The following selected financial data is based on the Common Stock, preferred stock and per share data from our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and is retrospectively adjusted to reflect the Reverse Stock Split. Our latest interim financial information as of the date of this prospectus supplement, which is contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed on November 8, 2022, reflects the effects of the Reverse Stock Split and is incorporated herein by reference.

	Year Ended December 31,
	2021	2020
Net loss	$(36,779,400)	$(61,496,489)
Net loss per share of Common Stock, basic and diluted	$(3.03)	$(11.64)
Weighted average share used in computing common basic and diluted net loss per share	12,155,429	5,282,105

DILUTION

If you purchase securities in this offering you will experience dilution to the extent of the difference between the combined offering price per share of Common Stock and accompanying Warrant and the as adjusted net tangible book value per share of our Common Stock after this offering.

Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding as of September 30, 2022. Our historical net tangible book value as of September 30, 2022 was $13.5 million, or $1.04 per share of Common Stock.

After giving effect to the sale in this offering of 3,125,000 shares of Common Stock (including the Pre-Funded Warrants) and accompanying Warrants offered by this prospectus (at a combined public offering price of $1.60 per share of Common Stock and accompanying Warrant), and after deducting the placement agent fees and estimated offering expenses payable by us, assuming no exercise of the Warrants and the exercise in full of all Pre-Funded Warrants sold in this offering, our as adjusted net tangible book value as of September 30, 2022 would have been approximately $17.9 million or approximately $1.11 per share. This represents an immediate increase in as adjusted net tangible book value of approximately $0.07 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $0.49 per share to purchasers of our securities in this offering, as illustrated by the following table:

Combined public offering price per share of Common Stock and accompanying Warrant		$1.60
Historical net tangible book value per share as of September 30, 2022	$1.04
Increase in net tangible book value per share attributable to this offering	$0.07
As adjusted net tangible book value per share, after giving effect to this offering		$1.11
Dilution per share to investors in this offering		$0.49
____________

Unless otherwise noted, the number of shares of Common Stock outstanding is based on an aggregate of 12,955,481 shares outstanding as of September 30, 2022, and excludes:

•179,630 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $29.88 per share under the 2015 Plan;
•1,192,233 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $18.54 per share under the Omnibus Plan;
•36,880 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $5.27 per share under the 2022 Plan;
•565,120 shares of Common Stock reserved for future issuance under the 2022 Plan;
•49,295 shares of Common Stock issuable upon the exercise of options outstanding at a weighted average exercise price of $12.60 per share, under the option grant agreements granted to RDD employees and assumed by us in accordance with their terms, pursuant to the Agreement and Plan of Merger with RDD, dated as of October 6, 2019, as amended on December 17, 2019;
•1,152,204 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average price of $12.05 per share; and
•7,231,143 shares of Common Stock reserved for issuance upon conversion of the 2022 Convertible Note.

Unless otherwise indicated, all information in this prospectus supplement reflects or assumes no exercises of any outstanding stock options or warrants or conversion of the 2022 Convertible Note after September 30, 2022, and no exercise of any Warrants or Placement Agent Warrants issued in connection with this offering.

To the extent that outstanding options or warrants have been or may be exercised or other shares issued, investors purchasing our Common Stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering 1,300,000 shares of our Common Stock, Pre-Funded Warrants to purchase up to 1,825,000 shares of our Common Stock, and Warrants to purchase up to an aggregate of 6,250,000 shares of our Common Stock. Each share of Common Stock or Pre-Funded Warrant is being sold together with a Warrant to purchase two shares of Common Stock. In addition, we have agreed to issue to the placement agent or its designees Placement Agent Warrants to purchase up to 187,500 shares of Common Stock. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Warrants, Pre-Funded Warrants and Placement Agent Warrants offered hereby. The following descriptions of our Common Stock, Warrants, Pre-Funded Warrants and certain provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) are summaries. You should also refer to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

The Company’s authorized capital stock consists of 360,000,000 shares of capital stock, par value $0.0001 per share, of which 350,000,000 shares are Common Stock, par value $0.0001 per share, and 10,000,000 are preferred stock, par value $0.0001 per share. The Certificate of Incorporation authorizes our Board of Directors to issue preferred stock in one or more classes or one or more series within any class from time to time. The voting powers, designations, preferences, qualifications, limitations, restrictions and other rights of our preferred stock will be determined by our Board of Directors at that time.

Common Stock

The following description of our Common Stock is a summary, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the DGCL, our Certificate of Incorporation and our Bylaws. Copies of our Certificate of Incorporation and our Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the DGCL for additional information.

The holders of our Common Stock (i) have equal ratable rights to dividends from funds legally available therefore when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote, meaning that the holders of 50.1% of our outstanding shares of Common Stock, voting for the election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

The following description of the Warrants we are offering is a summary and investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Duration and Exercise Price

Each share of Common Stock or Pre-Funded Warrant is being sold together with a Warrant to purchase two shares of Common Stock and has an initial exercise price of $1.35 per share. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is three and one-half years after their original issuance date. The exercise price and number of shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Warrants will be issued in certificated form only.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding Common Stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its Warrant at its fair value using the Black Scholes option pricing formula in the Warrants; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Warrant, that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Placement Agent Warrant

The following description of the Placement Agent Warrants we are offering is a summary and investors should carefully review the terms and provisions of the form of Placement Agent Warrant for a complete description of the terms and conditions of the Placement Agent Warrants, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The Placement Agent Warrants are substantially similar to the Warrants, except that each Placement Agent Warrant has an initial exercise price per share equal to $2.00.

Pre-Funded Warrant

The following description of the Pre-Funded Warrants we are offering is a summary and investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby has an initial exercise price per share equal to $0.0001 and is exercisable for one share of Common Stock. A Pre-Funded Warrant is immediately exercisable and may be exercised at any time until the Pre-Funded Warrant is exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock. The Pre-Funded Warrant will be issued in certificated form only.

Exercisability

The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly-executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive shares underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of the outstanding shares of Common Stock immediately after exercise. However, upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. No fractional shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon a holder’s exercise of its Pre-Funded Warrants in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of the shares determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Pre-Funded Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the pre-funded warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF
COMMON STOCK, WARRANTS AND PRE-FUNDED WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock, and the acquisition, ownership, exercise, expiration, or disposition of the Warrants and Pre-Funded Warrants (which we sometimes refer to herein as our “securities” and holders thereof as “holders”), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income, or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

•banks, insurance companies or other financial institutions;
•tax-exempt or government organizations;
•brokers or dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•persons that own, or are deemed to own, more than five percent of our capital stock;
•certain U.S. expatriates, citizens, or former long-term residents of the United States;
•persons that hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction,”         synthetic security, other integrated investment, or other risk reduction transaction;
•persons that do not hold our securities as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);
•persons deemed to sell our securities under the constructive sale provisions of the Code;
•pension plans;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;
•persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
•integral parts or controlled entities of foreign sovereigns;
•controlled foreign corporations;
•passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or
•persons who acquire our securities as compensation for services.

In addition, if a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, entities taxable as a partnership that hold our securities, and owners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our securities.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our securities arising under the U.S. federal estate or gift tax rules, under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our securities that is a “U.S. person,” and is neither a partnership nor an entity treated as a partnership or disregarded from its owner for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following: (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our securities that is not (i) a U.S. Holder, (ii) a partnership or other entity treated as a partnership, or (iii) an entity treated as disregarded from its owner, each for U.S. federal income tax purposes.

Income Tax Treatment of Pre-Funded Warrants

Although not entirely free from doubt, a Pre-Funded Warrant should be treated as Common Stock for U.S. federal income tax purposes, and a holder of Pre-Funded Warrants therefore should generally be taxed in the same manner as a purchaser and holder of a share of our Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant, and upon exercise, the holding period of a Pre-Funded Warrant should carry over to the shares of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the shares of Common Stock received upon exercise, increased by the exercise price of $0.001 per share. Each prospective investor is urged to consult his, her or its tax advisors regarding the tax considerations and risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes, and the discussion below, to the extent it pertains to shares of our Common Stock, is generally intended also to pertain to Pre-Funded Warrants, except as otherwise indicated.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under the heading “Dividend Policy,” we do not currently expect to make distributions on our Common Stock. If we were to make distributions of cash or other property, distributions paid on Common Stock, other than certain pro rata distributions of Common Stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by a U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to a U.S. Holder’s tax basis in the Common Stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends or dividends-received deduction in their particular circumstances.

A holder of a Pre-Funded Warrant should consult his, her or its tax advisor regarding the tax treatment of any distribution with respect to such Pre-Funded Warrant that is held in abeyance in connection with any applicable beneficial ownership cap.

Constructive Dividends on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). However, adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants generally should not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Distributions on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of Common Stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Common Stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale, Other Disposition, or Exercise of Warrants

For U.S. federal income tax purposes, gain or loss realized on a U.S. Holder’s sale or other disposition of a Warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrant disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain, or loss upon the exercise of a Warrant by payment of the exercise price, except to the extent of cash paid to the holder in lieu of a fractional share. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise will be equal to the sum of (i) the U.S. Holder’s tax basis in the Warrant and (ii) the exercise price of the Warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

Expiration of Warrants or Pre-Funded Warrants

If a Warrant or Pre-Funded Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Warrant or Pre-Funded Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the Warrant or Pre-Funded Warrant is more than one year. The deductibility of capital losses is subject to limitations. The amount paid to purchase our Common Stock, Pre-Funded Warrants and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock, Pre-Funded Warrant and Warrants, and the apportioned amount will be the tax basis of the Common Stock, Pre-Funded Warrant and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply and information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants or Pre-Funded Warrants, and the proceeds of a sale or other disposition of the securities, paid to U.S. Holders other than certain exempt recipients (such as corporations). Dividend payments made by us to a U.S. Holder will be subject to backup withholding (at a current rate of 24%), unless the U.S. Holder provides to us a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, or the U.S. Holder otherwise establishes an exemption. The requisite certification may be made on an IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld from a U.S. Holder under the backup withholding rules are generally allowable as a credit against the holder’s U.S. federal income tax liability, and the U.S. Holder may obtain a refund of any amounts withheld in excess of the U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax considerations applicable to Non-U.S. holders (as defined herein) with respect to their ownership and disposition of our securities issued pursuant to this offering. All prospective Non-U.S. holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local, and non-U.S. tax consequences of the purchase, ownership, and disposition of our securities.

We assume in this discussion that a Non-U.S. holder holds our securities as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Non-U.S. holder in light of that Non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate, or gift tax consequences, or any aspects of U.S. state, local, or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a Non-U.S. holder and does not address the special tax rules applicable to particular Non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities, or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle, or other risk reduction strategy, conversion transaction, or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such types of entities or arrangements. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our securities.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a Non-U.S. holder of the purchase, ownership or disposition of our securities.

Distributions

As discussed under the heading “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our securities (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our securities, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants.” Any such distributions would be subject to the discussions in this section, as well as below regarding backup withholding and the provisions of Code Sections 1471-1474, which are sometimes known as the Foreign Account Tax Compliance Act (“FATCA”).

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E, or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide us or the applicable withholding agent with an IRS Form W-8ECI or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain, or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid by us in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their own tax advisors as to the exercise of a Warrant on a cashless basis.

Expiration of Warrants or Pre-Funded Warrants

If a Warrant or Pre-Funded Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant or Pre-Funded Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant or Pre-Funded Warrant. The amount paid to purchase our Common Stock, Pre-Funded Warrants and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock, Pre-Funded Warrants and Warrants, and the apportioned amount will be the tax basis of the Common Stock, Pre-Funded Warrants and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Securities

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our securities unless:

•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;
•the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), but such general rules are subject to any differing provisions under applicable income tax or other treaties; or
•we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our securities. We believe we are not currently and do not anticipate becoming a

USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (i) in the case of our Common Stock, (A) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (B) the Non-U.S. Holder has not owned, actually or constructively, more than 5% of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (ii) in the case of the Warrants or Pre-Funded Warrants, either (A)(1) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (2) the Warrants or Pre-Funded Warrants are not considered regularly traded on an established securities market, and (3) the Non-U.S. Holder has not owned, actually or constructively, Warrants or Pre-Funded Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants or Pre-Funded Warrants, or (B)(1) the Warrants or Pre-Funded Warrants are considered regularly traded on an established securities market, and (2) the Non-U.S. Holder has not owned, actually and constructively, more than 5% of such Warrants or Pre-Funded Warrants, as the case may be, that are regularly traded, throughout the five-year period ending on the date of the sale or exchange. The Warrants and the Pre-Funded Warrants are not expected to be regularly traded on an established securities market. If none of the foregoing exceptions applies, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15%, and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants or Pre-Funded Warrants, and the proceeds of a sale or other disposition of securities.

Besides the potential withholding described above on a Non-U.S. Holder’s dividends received or proceeds from a sale of exchange of our securities, a Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that the holder is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on Common Stock or constructive dividends on Common Stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of the securities to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the securities to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our securities paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury.

Proposed revisions to Treasury Regulations provisions were released in 2018, which, if finalized in their present form, would eliminate the federal FATCA withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. The preamble to such proposed revisions states that taxpayers may generally rely on the proposed provisions until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our securities, and the possible impact of these rules on the entities through which they hold our securities, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. IT INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES REGARDING OUR SECURITIES AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter agreement dated February 20, 2023, we have engaged H.C. Wainwright & Co., LLC, referred to herein as Wainwright or the placement agent, to act as our exclusive placement agent in connection with this offering. Under the terms of the engagement letter, Wainwright is not purchasing the securities offered by us in this offering, and is not required to sell any specific number or dollar amount of securities, but will assist us in this offering on a reasonable best efforts basis. The terms of this offering were subject to market conditions and negotiations between us, Wainwright and prospective investors. Under the terms of the engagement letter, Wainwright has no authority to bind us. Wainwright may engage sub-agents or selected dealers to assist with this offering. We might not sell the entire amount of our shares of Common Stock offered pursuant to this prospectus supplement.

The placement agent proposes to arrange for the sale of the securities we are offering pursuant to this prospectus supplement and accompanying prospectus to one or more institutional or accredited investors through securities purchase agreements directly between the purchaser and us. We will only sell to such investors who have entered into the securities purchase agreement with us.

Delivery of the securities offered hereby is expected to take place on or about March 15, 2023, subject to satisfaction of customary closing conditions.

Fees and Expenses

We have agreed to pay the placement agent a cash fee equal to approximately $350,000. The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of our securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Combined Offering Price	$1.600	$1.5999	$4,999,817.50
Placement agent fees	$0.112	$0.1120	$350,000.00
Proceeds to us (before expenses)	$1.488	$1.4879	$4,649,817.50

Upon the closing of this offering, we will pay Wainwright a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in the offering. We have also agreed to pay Wainwright a management fee equal to 1.0% of the aggregate gross proceeds to us from the sale of the securities in the offering, up to $50,000 of legal counsel and other out-of-pocket expenses and clearing expenses of $15,950. We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees and expenses, will be approximately $130,000.

In addition, we have agreed to issue the placement agent or its designees warrants to purchase up to 187,500 shares of Common Stock at an exercise price of $2.00 per share, which will be exercisable for three and one half years from the closing of this offering. The Placement Agent Warrants and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are being registered hereby.

The securities purchase agreement that we entered into with certain investors prohibits, with certain limited exceptions, us: (i) for seventy-five (75) days following the closing date from issuing any shares of Common Stock or Common Stock Equivalents (as defined in the securities purchase agreement) or filing any registration statement (other than a Form S-8), and (ii) for twelve (12) months following the closing date from issuing any shares of Common Stock or Common Stock Equivalents in a Variable Rate Transaction (as defined in the securities purchase agreement), subject to an exception.

We have granted Wainwright, subject to certain exceptions, a right of first refusal for a period of one (1) year following February 20, 2023, to act as our sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing, subject to certain exceptions.

In the event that any investor whom the placement agent had contacted during the term of its engagement or introduced to the Company during the term of our engagement of the placement agent provides any capital to us, in a public or private offering or other financing or capital-raising transaction of any kind, within the ten (10) months following the expiration or termination of the engagement of the placement agent, we shall pay the placement agent the cash and warrant compensation provided above, calculated in the same manner.

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under its engagement letter, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.
The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

From time to time, the placement agent or its affiliates may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Transfer Agent

The Transfer Agent and Registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our shares of Common Stock trade on the Nasdaq Capital Market under the ticker symbol “NMTR.” We do not intend to apply for listing of the Warrants, Pre-Funded Warrants or the Placement Agent Warrants on any securities exchange or other nationally recognized trading system.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Ellenoff Grossman & Schole LLP, New York, New York, is representing the placement agent in connection with this offering.

EXPERTS
The consolidated financial statements as of and for the years ended December 31, 2021 and 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), and have been incorporated by reference in reliance on the report of Mayer Hoffman McCann P.C., given on the authority of such firm as experts in auditing and accounting in giving said reports.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus supplement, which constitutes a part of the registration statement on Form S-3 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus supplement, you should refer to the accompanying prospectus, which constitutes a part of the registration statement, the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.
We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings and the documents incorporated by reference and any exhibits, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.9meters.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, except as to any portion of any future report or document that is not deemed filed under such provisions:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 23, 2022;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 16, 2022;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 15, 2022;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, filed with the SEC on November 8, 2022;
•our Current Reports on Form 8-K, filed with the SEC on January 3, 2022, January 18, 2022, January 24, 2022, February 11, 2022, February 28, 2022, March 23, 2022 (only with respect to Item 8.01), April 13, 2022, June 22, 2022, June 30, 2022, June 30, 2022, August 10, 2022, September 26, 2022, September 29,

2022, October 6, 2022, October 17, 2022, October 21, 2022, November 1, 2022, November 29, 2022, January 13, 2023; March 13, 2023, and March 13, 2023;
•our definitive proxy statement on Schedule 14A for the annual meeting of stockholders held on June 22, 2022, filed with the SEC pursuant to Section 14 of the Exchange Act on May 13, 2022;

•our definitive proxy statement on Schedule 14A for the special meeting of stockholders held on September 23, 2022, and reconvened on October 21, 2022, filed with the SEC pursuant to Section 14 of the Exchange Act on August 2, 2022; and

•the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 7, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We will furnish without charge to you, on written or oral request, a copy of any filing or report incorporated by reference, including exhibits to the document. You should direct any requests for documents to the Corporate Secretary at 9 Meters Biopharma, Inc., 4509 Creedmoor Road, Suite 201, Raleigh, NC 27612, phone (919) 275-1933.
You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

$200,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units and/or
Rights

We may offer and sell from time to time up to $200,000,000 of our shares of common stock; shares of preferred stock; debt securities; warrants; rights to purchase common stock, preferred stock, debt securities or units; or units that include any of these securities, in one or more offerings in amounts, at prices and on terms that we will determine at the time of offering.

This prospectus provides you with a description of our securities and a general description of the other securities we may offer. A prospectus supplement containing specific information about the terms of the securities being offered and the offering, including the compensation of any underwriter, agent or dealer, will accompany this prospectus to the extent required. Any prospectus supplement may also add, update or change information contained in this prospectus. If information in any prospectus supplement is inconsistent with the information in this prospectus, then the information in that prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement, together with additional information described in “Where You Can Find Additional Information” and “Incorporation of Documents by Reference”, before you invest in our securities.

We are an “emerging growth company” under the federal securities laws and, as such, we are subject to reduced public company disclosure standards.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, to read about factors you should consider before investing in our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NMTR”. The last reported sale price of our common stock on October 7, 2020 was $0.8119 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process or continuous offering process. By using a shelf registration statement, we may from time to time, offer shares of our common stock; shares of our preferred stock; debt securities; warrants for such securities; rights to purchase common stock, preferred stock, debt securities or units; and units that include any of these securities, in one or more offerings, up to a total dollar amount of  $200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

We may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. See “Plan of Distribution” on page 13. A prospectus supplement (or pricing supplement), which we will provide to you each time we offer securities using this registration statement, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with any applicable prospectus supplements and the documents incorporated by reference into this prospectus or any prospectus supplement, will include material information relating to the offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find Additional Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any prospectus supplement or any sale of a security.

To the extent there are inconsistencies between this prospectus, any prospectus supplement and any documents incorporated by reference, the document with the most recent date will control.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement.

Unless the context indicates otherwise, references in this prospectus to “9 Meters”, “Company”, “we”, “us” and “our” refer to 9 Meters Biopharma, Inc. and its subsidiaries. Furthermore, in May 2020 we changed the name of our company from Innovate Biopharmaceuticals, Inc. to 9 Meters Biopharma, Inc. Accordingly, any reference to Innovate Biopharmaceuticals, Inc. in the documents incorporated by reference means 9 Meters Biopharma, Inc.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information available to management at that time. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate”, “believe”, “estimate”, “expect”, “may”, “might”, “will”, “continue” and “intend”, and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our view, as of the date hereof, with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.
You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:
•impacts of and uncertainty related to COVID-19;

•fluctuations in our financial results and stock price, particularly given market conditions and the potential economic impact of COVID-19;

•our ability to meet the requirements for continued listing on the Nasdaq Capital Market;

•our need to raise additional money to fund our operations for the next twelve months to continue as a going concern;

•risks of our clinical trials including, but not limited to, the costs, design, initiation and enrollment (which could be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials;

•our ability to integrate the post-merger operations, personnel, and other aspects of RDD Pharma, Ltd., or RDD, and Naia Rare Diseases, Inc.;

•our ability to integrate the RDD and Naia Rare Diseases portfolios of product candidates into our existing business operations;

•our expectations related to the use of proceeds from our financings;

•our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash on hand and proceeds from our financings;

•our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;

•litigation related to our status as a public company, including securities related litigation, breach of fiduciary duty claims or claims regarding alleged internal control failures;

•our limited operating history;

•our ability to develop and implement our planned product development, commercialization, marketing and manufacturing capabilities and strategies for our product candidates;

•the timing of, and our ability to obtain and maintain regulatory approvals for our product candidates;

•the potential advantages of our product candidates;

•the rate and degree of market acceptance and clinical utility of our product candidates;

•our intellectual property position;

•our ability to attract, integrate and retain key personnel;

•the impact of government laws and regulations;

•our competitive position;

•developments relating to our competitors and our industry;

•our ability to maintain and establish collaborations or obtain additional funding;

•general or regional economic conditions;

•changes in U.S. generally accepted accounting principles, or GAAP; and

•changes in the legal, regulatory and legislative environments in the markets in which we operate, including impacts of United States government shut-downs on our ability to raise money and obtain regulatory approval for our products.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

THE COMPANY

9 Meters Biopharma, Inc. is a clinical-stage biotechnology company focused on rare and unmet needs in gastroenterology. The Company’s pipeline includes drug candidates for short bowel syndrome (SBS), celiac disease and two candidates for undisclosed rare and/or orphan diseases. Our pipeline and expected development milestones for our product candidates are summarized below:
Short Bowel Syndrome (SBS)

NM-002 is a long-acting injectable GLP-1 agonist being developed for SBS, a debilitating orphan disease with a large underserved market. It affects up to 20,000 people in the U.S. with similar prevalence in Europe. Short bowel syndrome is a group of problems related to poor absorption of nutrients. People with short bowel syndrome cannot absorb enough water, vitamins, minerals, protein, fat, calories, and other nutrients from food. It is a severe disease with life changing consequences such as impaired intestinal absorption, diarrhea and metabolic complications. Patients have life-long dependency on Parenteral Support (PS) to survive with risk of life-threatening infections and extra-organ impairment.

The concept of exenatide, the active portion of NM-002, for the treatment of adults with SBS, was studied in a proof-of-concept testing the hypothesis that a GLP-1 agonist may improve the nutritional state and the intestinal symptoms of these patients (Kunkel, et. al, 2011). In addition to improving nutritional status and quality of life in a small group of patients given short-acting exenatide, the study showed that several of the patients were able to eliminate PS with a substantial reduction in bowel movements, illustrating a drug effect on the malabsorptive diarrhea seen in this patient type. Furthermore, safety, pharmacokinetics and pharmacodynamics of a single-dose placebo-controlled trial of NM-002 was shown in patients with type 2 diabetes as a single ascending subcutaneous dose in six different cohorts of six doses escalating from 12.5 mg to 200 mg (Cleland et. al. 2012). The data showed NM-002 was well tolerated at all doses including the maximum 200 mg dose. Gastrointestinal adverse events were mild and transient, occurring prior to Cmax and resolving in less than 24 hours. There were no serious adverse events reported and no patients dropped out of the study.

The compound fuses exenatide, a GLP-1 analogue, to a long-acting linker technology and is designed specifically to address the gastric effects in SBS patients by slowing digestive transit time. The asset uses proprietary XTEN® technology to extend the half-life of exenatide, allowing for once- to twice-per-month dosing, thus potentially increasing convenience for patients and caregivers. NM-002 is patent-protected and has received orphan drug designation by the FDA. The Company initiated its phase 1b/2a study in adult patients suffering from SBS in June 2020 and announced in July 2020 that the first patients had been dosed. Topline results are expected in the first quarter of 2021.

Celiac Disease (CeD)

In 2019, we initiated a Phase 3 clinical trial for our lead drug candidate, larazotide acetate or larazotide, for the treatment of celiac disease. Larazotide has the potential to be a first-to-market therapeutic for celiac disease, an unmet medical need affecting an estimated 1% of the U.S. population or more than 3 million individuals. Patients with celiac disease have no treatment alternative other than a strict lifelong adherence to a gluten-free diet, which is difficult to maintain and can be deficient in key nutrients. Additionally, current FDA labeling standards allow up to 20 parts per million (ppm) of gluten in “gluten-free” labeled foods, which contains enough gluten to cause celiac symptoms in many patients, including abdominal pain, abdominal cramping, bloating, gas, headaches, ataxia, “brain fog” and fatigue. Long-term ramifications of celiac disease include enteropathy associated T-cell lymphoma (EATL), osteoporosis and anemia.

Larazotide is being investigated as an adjunct to a gluten-free diet for celiac patients who continue to experience symptoms despite adhering to a gluten-free diet. Due to the difficulty of maintaining a gluten-free diet due to lack of easy access to and the higher cost of gluten-free foods, contamination from gluten as well as social pressures, it is estimated that more than half the celiac population experiences multiple, potentially debilitating, symptoms per month. A study from the U.K. indicates that more than 70% of patients diagnosed with celiac disease consume gluten either intentionally or inadvertently (Hall et al. 2013).

Larazotide is an 8-amino acid peptide formulated into an orally administered capsule and prior to the Phase 3 clinical trial had been tested in nearly 600 celiac patients with statistically significant improvement in celiac symptoms. The FDA has granted larazotide Fast Track Designation for celiac disease. Larazotide’s safety profile has been similar to placebo. Additionally, larazotide’s mechanism of action as a tight junction regulator is a new approach to treating autoimmune diseases, such as celiac disease. Multiple pre-clinical studies have shown larazotide causes a reduction in permeability across the intestinal epithelial barrier, making it the only drug candidate known to us which is in clinical trials with this mechanism of action.

With the release of the Phase 2b trial data in 342 celiac patients at the 2014 Digestive Disease Week conference, larazotide became the first and the only drug for the treatment of celiac disease (published data), which met its primary efficacy endpoint with statistical significance. The Phase 2b data showed statistically significant (p=0.022) reduction in abdominal and non-GI (headache) symptoms as measured by the patient reported outcome primary end point for celiac disease created specifically for celiac disease and wholly owned by us (“CeD PRO”). Larazotide has been shown to be safe and effective after being tested in several clinical trials involving nearly 600 patients, most recently in the Phase 2b trial for celiac disease. After a successful End-of-Phase 2 meeting with the FDA, which confirmed the regulatory path forward, we launched the Phase 3 registration program in 2019 and dosed the first patient in August 2019, with top-line data expected in 2021. We have approximately 115 active clinical trial sites with three treatment groups, 0.25 mg of larazotide, 0.5 mg of larazotide and a placebo arm.
An interim analysis will model the original statistical basis for the trial’s sample size calculation after 50% of the randomized patients have completed the 12-week treatment period in each cohort.   The interim analysis will assess the protocol-defined

sample size assumptions only and will be completed by an independent third party.  Under these conditions there will be no sacrifice of the original 90% power to detect a treatment effect in the trial. The full trial is expected to reach topline readout by the end of 2021.

We continue to monitor the evolving situation with COVID-19, which potentially may directly or indirectly impact the pace of enrollment over the next several months.

Other Assets
NM-003 is a proprietary long-acting GLP-2 agonist and NM-004 is a double-cleaved mesalamine with an immunomodulator. These two assets are being evaluated for development in rare and/or orphan indications via an ongoing probability of technical and regulatory success analysis.

Corporate Strategy & Business Development

Our corporate strategy centers around developing drug candidates for rare and unmet needs in gastroenterology via a capital efficient pathway to approval with defined regulatory predicates or what we believe are straight-forward go/no-go scenarios based on discussions with various regulatory agencies. We plan to develop such candidates through the drug development process of clinical trials in humans from Phase 1 to approval and Phase IV studies, by acquiring clinical stage drug programs from companies willing to partner with our expertise of in-licensing, developing and commercializing products in the gastroenterology marketplace. Our current pipeline evaluation will continue as our candidates move through this process, whereby we plan to commercialize rare and unmet need products with a small U.S. commercial footprint while engaging in discussions for rest-of-world and global partnerships as appropriate. From a business development and in-licensing perspective, we seek to become a leader in developing and marketing products that fit rare and unmet needs in gastroenterological disorders. We will continue to seek partners for in-licensing appropriate products for U.S. development while seeking companies interested in marketing our treatments in the rest-of-world territories including select global partnerships, for high unmet need indications which benefit patients from GI and primary care physician commercial effort.

Recent Acquisitions

On April 30, 2020, we merged with RDD, with RDD becoming our wholly owned subsidiary. Prior to that time, our name was Innovate Biopharmaceuticals, Inc. and in connection with that merger we changed our name to 9 Meters Biopharma, Inc. RDD is an Israeli company focused on orphan and innovative therapies for gastrointestinal disorders.

On May 6, 2020, we acquired Naia Rare Diseases, a company developing drugs for the treatment of short bowel syndrome and other rare gastrointestinal diseases.

Corporate Information

We were incorporated under the laws of Delaware under the name Monster Digital, Inc. in November 2010 as a private company. We completed our initial public offering in July 2016. In January 2018, we acquired Innovate Biopharmaceuticals Inc. (“Private Innovate”) through its merger with a wholly owned subsidiary of ours, with Private Innovate surviving as our wholly owned subsidiary. As part of that transaction, Monster Digital, Inc. changed its name to Innovate Biopharmaceuticals, Inc. At that time, we also changed the focus of our business to pharmaceutical research and development. In April 2020, we acquired RDD Pharma, Ltd. through its merger with a wholly owned subsidiary of ours, with RDD Pharma, Ltd. surviving as our wholly owned subsidiary. As part of that transaction, we changed our name from Innovate Biopharmaceuticals, Inc. to 9 Meters Biopharma, Inc. In May 2020, we acquired Naia Rare Diseases through its merger with a wholly owned subsidiary of ours.

Our principal executive offices are located at 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615 and our telephone number is (919) 275-1933. Our corporate website address is www.9meters.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not incorporated into this prospectus and our reference to the URL for our website is intended to be an inactive textual reference only.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act and therefore we may take advantage of certain exemptions from various public company reporting requirements. As an “emerging growth company”:

•we will present no more than two years of audited financial statements and no more than two years of related management’s discussion and analysis of financial condition and results of operations;

•we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act (this exemption was recently extended indefinitely for smaller reporting companies, as defined in Rule 12b-2 of the Exchange Act, with revenue of less than $100 million);

•we will provide less extensive disclosure about our executive compensation arrangements; and

•we will not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

However, we have chosen to irrevocably opt out of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. We will remain an “emerging growth company” for up to five years, although we will cease to be an “emerging growth company” upon the earliest of (1) December 31, 2021, (2) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more, (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (4) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described in “Risk Factors” in our most recently filed Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been or will be incorporated by reference in this prospectus. The prospectus supplement relating to a particular offering of our securities may also discuss certain risks of investing in that offering. The risks incorporated herein by reference and set forth or incorporated by reference in any prospectus supplement are those which we believe are the material risks that we face. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, the value of any other securities we may issue could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities offered by us pursuant to this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities by us under this prospectus for general corporate purposes, including clinical trials, research and development expenses, and general and administrative expenses. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities by us. Pending the application of any net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by us pursuant to this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•at a fixed price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to such prevailing market prices; or
•at negotiated prices.
In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. In the prospectus supplement relating to such offering, we will name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended, or the Securities Act, and describe any commissions that we must pay to any such agent. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•the name or names of the underwriters, if any;
•the purchase price of the securities or other consideration therefor, and the proceeds and use of proceeds, if any, we will receive from the sale;
•any public offering price;
•any over-allotment options under which underwriters may purchase additional securities from us;
•any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any securities exchange or market on which the securities may be listed.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement, sales agreement or other agreement with them at the time of sale, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any such option, the terms of such option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and
•if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.
Offered securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our common stock is a summary and is subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), and our amended and restated bylaws (“Bylaws”). Copies of our Certificate of Incorporation and our Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the DGCL for additional information.

General

Our authorized capital stock consists of 360,000,000 shares of common stock, par value $0.0001, of which 136,232,886 shares were issued and outstanding as of June 30, 2020, and 10,000,000 shares of preferred stock, none of which are issued and outstanding. Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our Board of Directors.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote, meaning that the holders of 50.1% of our outstanding shares of common stock, voting for the election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

The Certificate of Incorporation authorizes our Board of Directors to issue preferred stock in one or more classes or one or more series within any class from time to time. The voting powers, designations, preferences, qualifications, limitations, restrictions and other rights of our preferred stock will be determined by our Board of Directors at that time.

Options

As of June 30, 2020, under the Innovate 2015 Stock Incentive Plan (the “Private Innovate Plan”) there were 6,028,781 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $1.53 per share. As of June 30, 2020, under the Company’s 2012 Omnibus Incentive Plan (the “Omnibus Plan”) there were 5,651,726 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $1.25 per share. As of June 30, 2020, under the option grant agreements granted to RDD employees and assumed by the Company in accordance with their terms, there were 1,014,173 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $0.63 per share. Any future grants will be made under the Omnibus Plan, and as of June 30, 2020, there were 14,726,818 shares of common stock reserved for future issuance under the Omnibus Plan.

Warrants

As of June 30, 2020, we had outstanding warrants to purchase an aggregate of 40,949,619 shares of our common stock at a weighted average price of $0.80 per share, with a weighted average remaining life of 4.8 years.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of the DGCL

General. Our Certificate of Incorporation contains provisions that could have an anti-takeover effect, including provisions that:

•grant our Board of Directors the authority to issue up to 10,000,000 shares of preferred stock and fix the price, rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders;

•provide for a classified board of directors;

•provide that vacancies on the board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•eliminate cumulative voting in the election of directors;

•prohibit director removal without cause and only allow removal with cause, and allow amendment of certain provisions of our Certificate of Incorporation and our Bylaws only, in the case of such removal with cause or amendment, by the vote of the holders of at least two-thirds of all then-outstanding shares of our common stock;

•grant our board of directors the exclusive authority to increase or decrease the size of the board of directors;

•permit stockholders to only take actions at a duly called annual or special meeting and not by written consent;

•prohibit stockholders from calling a special meeting of stockholders; and

•authorize our board of directors, by a majority vote, to amend the Bylaws.

Our Bylaws also contain provisions that could have an anti-takeover effect, including provisions that require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or our stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; in each case, subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Although our Certificate of Incorporation and our Bylaws include these provisions, it is possible that a court could rule that such provisions are inapplicable or unenforceable.

DGCL Section 203. We are subject to the anti-takeover provisions of Section 203 of the DGCL, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that certain investors are willing to pay for our common stock.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “NMTR.”

Transfer Agent

The transfer agent of our common stock is Equiniti Group plc (EQ). Their address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions as follows and will be filed, along with a form of warrant certificate, as exhibits to the registration statement of which this prospectus is a part, or will be incorporated by reference from reports that we file with the SEC:

•the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;
•in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if warrant holders may not continuously exercise the warrants throughout that period, the specific date or dates on which the warrant holders may exercise the warrants;
•whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•any applicable material U.S. federal income tax consequences;
•the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;
•if applicable, the date from and after which the warrants and the common stock or preferred stock will be separately transferable;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•information with respect to book-entry procedures, if any;
•the anti-dilution provisions of the warrants, if any;
•the redemption or call provisions, if any;
•whether the warrants are to be sold separately or with other securities as parts of units; and
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Each warrant will entitle the holder of the warrant to purchase for cash, or via net exercise, an amount of securities at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void.

The transfer agent and registrar, if any, for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we offer, an indenture (and any relevant supplemental indenture), if required, will contain additional important terms and provisions, the form of which we filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference. We will file any definitive indenture as an exhibit to reports that we file with the SEC and incorporate by reference in this prospectus and the applicable prospectus supplement. Any indenture would be qualified under the Trust Indenture Act of 1939, as amended.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•the title;
•the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•any limit on the amount that may be issued;
•whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;
•the maturity date;
•the principal amount due at maturity;
•whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;
•whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;
•the terms of the subordination of any series of subordinated debt;
•the place where payments will be payable;
•restrictions on transfer, sale or other assignment, if any;
•our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;
•a discussion of any material or special United States federal income tax considerations applicable to the debt securities;
•information describing any book-entry features;
•any provisions for payment of additional amounts for taxes;
•whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;
•the denominations in which we will issue the series of debt securities, if other than denominations of  $1,000 and any integral multiple thereof;
•events of default;
•whether we and/or the indenture trustee may change an indenture without the consent of any holders;
•the form of debt security and how it may be exchanged and transferred;
•description of the indenture trustee and paying agent, and the method of payments; and
•any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

We summarize below the material terms of the form of indenture, if required, or indicate which material terms will be described in the applicable prospectus supplement. The indenture:

•does not limit the amount of debt securities that we may issue;
•allows us to issue debt securities in one or more series;
•does not require us to issue all of the debt securities of a series at the same time;
•allows us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and
•provides that the debt securities may be secured or unsecured, as may be set forth in the applicable prospectus supplement.

DESCRIPTION OF THE UNITS

We may issue units comprised of shares of common stock, shares of preferred stock, debt securities, warrants, or rights in any combination and in one or more series. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may choose to evidence each series of units by unit certificates that we would issue under separate agreements. If we choose to evidence the units by unit certificate, we will enter into unit agreements with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement related to the particular series of units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement, unit certificate, as may be applicable, and any supplemental agreements that describe the terms of the units we are offering before the issuance of the units.

DESCRIPTION OF THE RIGHTS

The following is a general description of the terms of the rights we may issue from time to time unless we provide otherwise in the applicable prospectus supplement. Particular terms of any rights we offer will be described in the prospectus supplement relating to such rights.

General

We may issue rights to purchase common stock, preferred stock, debt securities or units. Rights may be issued independently or together with other securities and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangements with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our stockholders, we would distribute certificates evidencing the rights and a prospectus supplement to our stockholders on or about the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of any rights we may issue, including some or all of the following:

•the title and aggregate number of the rights;
•the subscription price or a formula for the determination of the subscription price for the rights and the currency or currencies in which the subscription price may be payable;
•if applicable, the designation and terms of the securities with which the rights are issued and the number of rights issued with each such security or each principal amount of such security;
•the number or a formula for the determination of the number of the rights issued to each stockholder;
•the extent to which the rights are transferable;
•in the case of rights to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one right;
•in the case of rights to purchase common stock or preferred stock, the type of stock and number of shares of stock purchasable upon exercise of one right;
•in the case of rights to purchase units, the type and number of securities comprising the units, and the number of units purchasable upon exercise of one right;
•the date on which the right to exercise the rights will commence, and the date on which the rights will expire (subject to any extension);
•if applicable, the minimum or maximum amount of the rights that may be exercised at any one time;
•the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;
•if applicable, the procedures for adjusting the subscription price and number of shares of common stock or preferred stock purchasable upon the exercise of each right upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock or preferred stock;
•the effect on the rights of any merger, consolidation, sale or other disposition of our business;
•the terms of any rights to redeem or call the rights;
•information with respect to book-entry procedures, if any;

•the terms of the securities issuable upon exercise of the rights;
•if applicable, the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the rights offering;
•if applicable, a discussion of material U.S. federal income tax considerations; and
•any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of rights agreement and rights certificate that describe the terms of the rights we are offering before the issuance of rights.

Exercise of Rights

Each right will entitle the holder to purchase for cash or other consideration such shares of stock or principal amount of securities at the subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised as set forth in the applicable prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement relating to the rights offered thereby. After the close of business on the expiration date, unexercised rights will become void.

Upon receipt of payment and a rights certificate properly completed and duly executed at the corporate trust office of the subscription agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the rights represented by such subscription certificate are exercised, a new subscription certificate will be issued for the remaining rights. If we so indicate in the applicable prospectus supplement, holders of the rights may surrender securities as all or part of the exercise price for rights.

We may determine to offer any unsubscribed offered securities directly to stockholders, to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting, backstop or other arrangements, as described in the applicable prospectus supplement.

Prior to exercising their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon subscription, including, in the case of rights to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights or, in the case of rights to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about our ability to continue as a going concern. We have incorporated by reference the financial statements in this prospectus in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference are:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 20, 2020;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 13, 2020;
•our Current Reports on Form 8-K, filed with the SEC on January 10, 2020, January 22, 2020, February 12, 2020, February 14, 2020, February 18, 2020, March 12, 2020, March 19, 2020, April 6, 2020, April 9, 2020, April 21, 2020, April 22, 2020, May 4, 2020, May 5, 2020, May 8, 2020, May 11, 2020, May 27, 2020, June 24, 2020, June 29, 2020, June 30, 2020, July 2, 2020, July 6, 2020, July 21, 2020, July 22, 2020, July 28, 2020, August 4, 2020, August 13, 2020, August 21, 2020, August 31, 2020, and September 8, 2020, and our Current Report on Form 8-K/A filed on June 12, 2020; and

•the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on June 7, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

•our definitive proxy statement on Schedule 14A for the special meeting of stockholders held on February 14, 2020, filed with the SEC pursuant to Section 14 of the Exchange Act on January 22, 2020.

•our definitive proxy statement on Schedule 14A for the annual meeting of stockholders held on June 30, 2020, filed with the SEC pursuant to Section 14 of the Exchange Act on June 2, 2020.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof and thereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference into this prospectus. Requests should be directed to the Secretary at 9 Meters Biopharma, Inc., 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, phone (919) 275-1933. You may also find these documents in the “Investors” section of our website, www.9meters.com. The information on our website is not incorporated into this prospectus.

  1,300,000 Shares of Common Stock
Warrants to Purchase up to 6,250,000 Shares of Common Stock
Pre-Funded Warrants to purchase up to 1,825,000 Shares of Common Stock
Placement Agent Warrants to Purchase up to 187,500 Shares of Common Stock
(and shares of Common Stock underlying the Warrants, Pre-Funded Warrants and Placement Agent Warrants)

Prospectus Supplement

H.C. Wainwright & Co.

March 13, 2023